                                                                    EXHIBIT 4.49

                               SERVICES AGREEMENT

THIS AGREEMENT dated the 1st day of April, 2005.

BETWEEN:

         FALLS MOUNTAIN COAL INC. ("Falls Mountain"), a British Columbia corporation with its principal place of business in Vancouver, British Columbia, Canada

AND:

         SEDGMAN CANADA COMPANY ("Sedgman Canada"), a Nova Scotia company with registered offices at Halifax, Nova Scotia, Canada

AND:

         SEDGMAN, L.L.C. ("Sedgman USA"), Pennsylvania Limited Liability Company with its principal place of business in Pittsburgh, Pennsylvania

WHEREAS Falls Mountain entered into an Agreement of Purchase and Sale, dated the 1st day of April, 2005 (the "PURCHASE AND SALE AGREEMENT"), for the supply and delivery of "EQUIPMENT", as defined in the Purchase and Sale Agreement to Falls Mountain's Preparation Plant (the "PLANT"), located at Willow Creek Mine in Chetwynd, British Columbia, Canada;

AND WHEREAS Falls Mountain desires to engage Sedgman Canada to provide services at the Plant as required to take delivery of, install and fully commission the Equipment.

THEREFORE, in consideration of the promises and of the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

1.   SCHEDULES

1.1  ATTACHED SCHEDULES. The following attached Schedules are a part of this
     Agreement:

          Schedule I - Scope of Services

          Schedule 1 - Scope of Services

          Schedule 2 - Fees and Payment

2.   SERVICES

2.1 SERVICES. Sedgman Canada will provide Falls Mountain with the services described in the Scope of Services attached hereto as Schedule 1 (the "SERVICES") and hereby incorporated into and made a part of this Agreement. In the event of any inconsistency between this Agreement and Schedule 1, this Agreement shall govern.

2.2 AMENDMENT OF SERVICES. Falls Mountain may from time to time, by written notice to Sedgman Canada, make any alteration, addition, or deletion of or to the Services. Subject to any specific agreement by the parties on the fees payable with respect to any alteration, addition, or deletion of or to the Services, the hourly rates as set out in Section 4 of Schedule 2 to this Agreement will apply to determine the fees owing for any alteration, addition, or deletion of or to the Services, provided that Sedgman Canada will not perform any such alteration, addition, or deletion of or to the Services without the prior express written approval of Falls Mountain.

2.3 STANDARD OF CARE. Sedgman Canada will perform the Services with that degree of care, skill and diligence normally provided by a qualified and experienced professionals performing services similar to the Services with respect to industrial equipment similar to the Plant.

2.4 QUALIFIED PERSONNEL. Sedgman Canada represents that it has professional personnel who have the qualifications, experience and capabilities as described in section 2.3 to perform the Services, and that any contractors or subcontractors retained by Sedgman Canada to perform the Services are similarly qualified.


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
3.   FEES

3.1 FEES. Falls Mountain will pay Sedgman Canada the fees on the terms as set out in Schedule 2.

3.2 TAXES. Falls Mountain shall be responsible for and pay all provincial sales taxes, goods and services taxes and transfer taxes, if any, exigible with respect to the provision of services hereunder.

3.3 TAX INDEMNITY. Falls Mountain shall indemnify and save harmless Sedgman Canada from any and all costs, demands, claims, liabilities, actions and other obligations of any nature whatsoever arising from Falls Mountain's breach of section 3.2.

4.   SCHEDULE OF SERVICES

4.1 SCHEDULE. Sedgman Canada shall prepare and submit to Falls Mountain, to Falls Mountain's reasonable satisfaction, prior to the first payment, a schedule (the "SCHEDULE OF SERVICES") acceptable to both the parties that indicates the timing (start and completion) of the major constituents, steps or elements of the Services. The Schedule of Services will include the date that all the Equipment has been supplied and all the Services have been performed ("PROJECT COMPLETION").

4.2 PROGRESS. Sedgman Canada shall monitor the progress of the Services relative to the Schedule of Services; Falls Mountain shall not be required to make payment of any amount specified in an invoice submitted by Sedgman Canada in accordance with Schedule 2 unless such invoice is accompanied by an updated version the Schedule of Services and report as described in section 4.3.

4.3 RELIANCE ON SCHEDULE OF SERVICES. As part of the monitoring of the progress of the Services Sedgman Canada acknowledges that Falls Mountain has an interest in receiving


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     an accurate estimate of the achievement of Mechanical Completion as soon as possible, and that Falls Mountain will be entitled to receive this information and rely on it to plan its sales of coal. Sedgman Canada will, not later than 60 days prior to the anticipated date of Mechanical Completion provide Falls Mountain with an updated Schedule of Services for the purpose of permitting Falls Mountain to begin to make committed coal sales.

4.4 PERFORMANCE. Sedgman Canada shall perform the Services in compliance with the Schedule of Services. If at any time Sedgman Canada discovers that the Schedule for Services cannot be met it will promptly advise Falls Mountain in writing and provide a revised Schedule for Services to the reasonable satisfaction of Falls Mountain indicating the revised dates for the remaining portions of the Services. Failure to comply with this section 4.4 shall entitle Falls Mountain to terminate this Agreement in accordance with
     Article 7 - Termination.

4.5 MECHANICAL COMPLETION, PERFORMANCE STANDARD AND COMMISSIONING. The equipment, when fully installed and commissioned, has been designed to achieve a standard of performance (the "PERFORMANCE STANDARD") as follows:

          (a) process coal at a continuous feed rate of at least 450 metric tons per hour in accordance with the conditions outlined in
               Schedule 1, the Scope of Services;

          (b) separation of ash from the coal so as to achieve less than or equal to 8% ash dry basis per coal quality specifications provided by Falls Mountain as detailed in Schedule 1, Scope of Services;

     will be mechanically completed when the Plant is ready to run at the Performance Standard ("MECHANICAL COMPLETION"). It is a material provision of this Agreement that Sedgman Canada


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     achieve Mechanical Completion. Commissioning is achieved with Sedgman
     Canada staff operating the Plant for a continuous period of at least 24 hours at a ninety two percent (92%) availability level where availability is defined as operating hours divided by scheduled hours. In the event Sedgman Canada is delayed in its efforts to complete commissioning of the Plant by reason of:

          (a) downtime associated with the existing crushing and handling system;

          (b)  lack of raw coal feed from the mine; or

          (c)  excessive trash in the raw coal feed stock producing delays;

     and such delay continues for 30 days or more, then , notwithstanding that Commissioning has not taken place, Falls Mountain shall immediately remit to Sedgman Canada the final payment amount set forth in Schedule 2. In the event that 60 days elapses from the time Sedgman Canada advises in writing that the Plant is ready to be commissioned and such 60 days' delay is a result of the causes referred to in (a), (b) or (c) hereof, then Sedgman Canada will be relieved of its obligation hereunder to commission the Plant. Falls Mountain further agrees that it will also release any holdback monies held under the Builders' Lien Act at the end of such 60 day period, provided that it shall only be obliged to do so if it receives a Statutory Declaration sworn by a senior officer of Sedgman Canada attesting to the fact that all of the subtrades and suppliers to Sedgman Canada have been paid and Sedgman Canada provides an indemnity in respect of any liabilities which may arise under the Builders' Lien Act (British Columbia) in form and substance and from a party satisfactory to Falls Mountain acting reasonably.

5.   RELEASE, INDEMNITY AND GUARANTEE

5.1 RELEASE. In consideration of the mutual promises made in this Agreement, Sedgman Canada does hereby release, remise, acquit and forever discharge Falls Mountain, its


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     directors, officers, employees, agents, servants, and representatives, and their respective successors and assigns, heirs, and representatives of and from any and all demands, claims, liabilities, actions and causes of actions, or other obligations of whatsoever nature (including obligations of Sedgman Canada to its employees, agents and representatives) arising directly and solely from Sedgman Canada's breach of this Agreement or Sedgman Canada's negligence or willful misconduct in the performance of it's obligations under this Agreement. Notwithstanding the foregoing provisions of this section, Falls Mountain acknowledges and agrees that no provision of this section shall be deemed to release, remise, acquit or discharge Falls Mountain and its successors and assigns from any duty or obligation which Falls Mountain or its successors and assigns has to Sedgman Canada under this Agreement or by operation of law or otherwise.

5.2 SEDGMAN CANADA INDEMNITY. Sedgman Canada agrees and binds itself to indemnify, hold and save harmless Falls Mountain, its officers, agents, servants and employees from and against all claims, losses, costs, expenses or damages, including reasonable legal fees, incurred or sustained by them, or any of them, as a result of injury to persons and damage to property (including but not limited to, officers, agents, servants or employees of Sedgman Canada and officers, agents, servants or employees of any subcontractors of Sedgman Canada) sustained in connection with or arising out of or occurring in or resulting from Sedgman Canada's breach of this Agreement or negligence or willful misconduct in the performance of its obligations under this Agreement; and Sedgman Canada further agrees that in the event any suits or other proceedings shall be brought against Falls Mountain or its officers, agents, servants or employees on account of any such injury or damage or violation of law, Sedgman Canada will provide for and


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     undertake the defence thereof, will pay any judgment or judgments rendered against Falls Mountain , its officers, agents, servants or employees therein, and will pay on behalf of Falls Mountain, its officers, agents, servants or employees any and all reasonable legal fees incurred by them or any of them as a result of such suit.

5.3 FALLS MOUNTAIN INDEMNITY. Subject to Sedgman Canada's obligation to comply with all safety rules as set out in section 11.6 to this Agreement, Falls Mountain agrees and binds itself to indemnify, hold and save harmless Sedgman Canada, its members, officers, agents, servants and employees from and against all claims, losses, costs, expenses or damages, including reasonable legal fees, incurred or sustained by them, or any of them, as a result of injury to persons (including but not limited to, partners, officers, agents, servants or employees of Sedgman Canada and officers, agents, servants or employees of any subcontractors of Sedgman Canada) sustained in connection with or arising out of or occurring in or resulting from Falls Mountain's activities at the Plant or the ownership, lease or operation of (a) the Plant or (b) the premises on which the Plant is located, and Falls Mountain further agrees that in the event any suits or other proceedings shall be brought against Sedgman Canada or its members, officers, agents, servants or employees on account of any such injury or damage, Falls Mountain will provide for and undertake the defence thereof, will pay any judgment or judgments rendered against Sedgman Canada, its officers, agents, servants or employees therein, and will pay on behalf of Sedgman Canada, its officers, agents, servants or employees any and all reasonable legal fees incurred by them or any of them as a result of such suit.

5.4 SEDGMAN USA GUARANTEE. Sedgman USA hereby absolutely, irrevocably and unconditionally guarantees to Falls Mountain, its successor and assigns, the full


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     performance and observation of all the terms, covenants, conditions and provisions to be performed or observed by Sedgman Canada under this Agreement. Such guarantee shall be as primary obligor and not merely as surety.

6.   INSURANCE AND DAMAGES

6.1 ADDITIONAL INSURED. In further consideration of the foregoing and in recognition that insurance coverage with Falls Mountain named as an additional insured may be the only practical manner of protecting Falls Mountain from financial loss arising from or in any way related to or connected with Sedgman Canada's activities, Sedgman Canada agrees to obtain at its cost insurance policies from reliable insurers on terms reasonably satisfactory to Falls Mountain covering normal perils and risks including: current and valid equipment insurance, course of construction insurance and general liability insurance; all own expense, commence to rectify, or cause to be rectified, the breach, matter or thing with Falls Mountain as an additional named insured in an amount not less than US $2,000,000 (Two Million Dollars), including excess umbrella insurance coverage, covering injury to persons and damage to property sustained in connection with or arising out of or occurring in or resulting from Sedgman Canada's activities and covering any and all contractual obligations of Sedgman Canada under this Agreement, including any and all obligations of Sedgman Canada with respect to the indemnity or save harmless provision set forth above, it being expressly agreed that this obligation shall constitute a contract to procure insurance.

6.2 LIMIT OF LIABILITY. Subject to amounts recoverable under policies of insurance required to be maintained under the Agreement, Sedgman Canada's aggregate liability under this Agreement for any amounts not covered by insurance proceeds, shall not exceed 10% of


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     the sum of the total fees payable to Sedgman Canada under this Agreement.
     Sedgman Canada will not take any action, or permit others to take any action, or fail to take any action as required, which will have the effect of reducing or prejudicing or impairing in any way any applicable insurance coverage of which Falls Mountain is a potential beneficiary.

6.3 CONSEQUENTIAL DAMAGES. Notwithstanding any other provision of this Agreement, Sedgman Canada shall not be liable to Falls Mountain for any claim of any kind relating to interruption of operations or loss of anticipated profits, nor for any other special, incidental, contingent, or consequential damages.

7.   TERMINATION

7.1 NOTICE OF DEFAULT. In the event Sedgman Canada breaches any material provision of this Agreement, Falls Mountain may give Sedgman Canada a notice of default.

7.2 RECTIFICATION. In the event a notice of default is given by Falls Mountain pursuant to section 7.1, Sedgman Canada shall within 10 days after receipt of such notice, and at its giving rise to Falls Mountain's notice. If such breach is not capable of being cured within 10 days, Sedgman Canada shall diligently continue such rectification until completed.

7.3 FAILURE TO RECTIFY. If rectification of the default is not commenced in accordance with section 7.2, Falls Mountain may immediately terminate the Agreement.

7.4 PAYMENT ON TERMINATION. In the event of termination under this Article 7 - Termination, Falls Mountain shall pay Sedgman Canada the fees payable in accordance with Schedule 2 for all Services completed up to the date of the termination, but in the event of termination, may set off and deduct any and all additional costs, expenses and damages incurred by Falls Mountain on a commercially reasonable basis as a result of the default.


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
8.   APPLICABLE LAWS, BUILDING CODES AND BY-LAWS

8.1 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. In the event of a dispute under this Agreement, a suit may be brought only in a court of competent jurisdiction of the Province of British Columbia.

8.2 CODES AND BYLAWS. Sedgman Canada shall provide the Services in full compliance with all laws, statutes, ordinances, rules and regulations, including all judicial interpretations of the foregoing, relating to or in any way connected with the labor, health, safety, environment, and work undertaken herein including, without limitation, any surface mining laws if Sedgman Canada's activities hereunder are construed by any governmental agency or authority as being a surface mining operation. Sedgman Canada agrees and binds itself to indemnify, hold and save harmless Falls Mountain from and against all claims losses, costs, expenses, damages or fines, including reasonable attorneys' fees incurred as a result of Sedgman Canada's non-compliance, for whatever reason, with said law, statute, ordinance, rule or regulation.

9.   BUILDERS LIENS

9.1 HOLDBACK. Falls Mountain will retain a 10% holdback in accordance with the Builders' Lien Act (British Columbia), and will, subject to Falls Mountain's set-off rights, release that amount in accordance with that Act.

9.2 REMOVAL OF LIENS. Sedgman Canada will take steps to keep the place of the Services free of any builder's liens and Sedgman Canada will defend and indemnify Falls Mountain from any builder's lien filed as a result of the Services. Sedgman Canada will pay all


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     costs and expenses including actual legal costs incurred by Falls Mountain as a result of any builders lien.

9.3 PAYMENT INTO COURT. If any builder's lien is filed Falls Mountain may hold back an amount equal to the lien, plus security for costs, and may, at its election, pay such holdback into court to obtain the discharge of the lien.

10.  SUBCONTRACTING

10.1 SUBCONTRACTORS. Sedgman Canada may subcontract part or parts of the Services, subject to the prior approval of Falls Mountain, which approval shall not be unreasonably withheld.

11.  GENERAL

11.1 ARBITRATION. All matters in dispute under this Agreement may, with the concurrence of both Falls Mountain and Sedgman Canada, be submitted to arbitration by a single arbitrator under the Commercial Arbitration Act of British Columbia, with any arbitration taking place in Vancouver, Canada, or such other location as the parties may agree.

11.2 ENTIRE AGREEMENT. This Agreement, including the Schedules and any other documents expressly referred to in this Agreement as being a part of this Agreement, and the Agreement of Purchase and Sale, contains the entire agreement of the parties regarding the provision of Services and no understandings or agreements, oral or otherwise, exist between the parties except as expressly set out in this Agreement.

11.3 COUNTERPARTS. This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same


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     document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

11.4 AMENDMENT. This Agreement may be amended only by agreement in writing, signed by both parties.

11.5 SURVIVAL OF OBLIGATIONS. All of Sedgman Canada's obligations to perform the Services to the required standard of care shall survive the termination or completion of this Agreement.

11.6 TIME. Sedgman Canada acknowledges that time is of the essence with respect to the Services and accordingly Sedgman Canada will provide the Services in accordance with the Schedule for Services. Sedgman Canada shall not be in default under this Agreement if it fails to meet the Schedule for Services because of events beyond Sedgman Canada's reasonable control.

11.7 SAFETY. Sedgman Canada will at all times, and in the performance of all obligations under this Agreement, without additional payment, strictly comply with all of Falls Mountain's safety rules and regulations applicable to the Plant and delivered in writing to Sedgman Canada, and also all statutory rules applicable to the Plant.

11.8 INDEPENDENT CONTRACTOR. Sedgman Canada is an independent contractor in the provision of the Services and accepts all risks, known or unknown or unforeseen, in connection with the safety of Falls Mountain's premises including without limitation activities and occurrences in any way connected with Falls Mountain's operations.

11.9 NOTICES. Any notice, report or other document that either party may be required or may wish to give to the other must be in writing, unless otherwise provided for, and will be deemed to be validly given to and received by the addressee, if served personally, on the


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     date of such personal service or, if delivered by mail, or facsimile, when received. The addresses for delivery will be as follows:

          FALLS MOUNTAIN:

               Falls Mountain Coal Inc.
               c/o Pine Valley Mining Corporation
               501-- 535 Thurlow Street
               Vancouver, British Columbia, Canada
               V6E 3L2
               Fax: (604) 682-4698

          ATTENTION: Graham Mackenzie

          with a copy to:

               Bull, Housser & Tupper
               Banisters and Solicitors
               3000 Royal Centre
               1055 West Georgia Street
               PO Box 11130
               Vancouver BC V6E 3R3

          ATTENTION: Grant Weaver

          SEDGMAN CANADA:

               Sedgman Canada Company
               2090 Greentree Road
               Pittsburgh, Pennsylvania, United States 15220
               Fax: (412) 429-9801

          ATTENTION: Michael F. Placha

11.10 UNENFORCEABILITY. If any provision of this Agreement is invalid or unenforceable, it shall be severed from the Agreement and will not affect the enforceability or validity of the remaining provisions of the Agreement.

11.11 HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not form part of nor affect the interpretation of this Agreement.


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11.12 WAIVER. No waiver by either party of any breach by the other party of any of its covenants, obligations and agreements shall be a waiver of any subsequent breach or of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

11.13 FORCE MAJEURE. If, because of an event or circumstance beyond the reasonable control of either party, Sedgman Canada is unable to meet or is delayed in meeting its obligations under this Agreement, and if Sedgman Canada promptly gives Falls Mountain written notice of such event or circumstance, then the time of performance will be extended as reasonably required as a result of the circumstance or event. The parties will each bear their own costs as a result of the circumstance or event. Nothing in this paragraph shall be construed as relieving or suspending Falls Mountain from its obligations to pay for work performed to the date of such circumstance or event.

11.14 ASSIGNMENT. No party will assign this Agreement, or any part of this Agreement, without the consent of the other party, such consent not to be unreasonably withheld, provided that Sedgman Canada acknowledges and agrees that Falls Mountain may assign this contract to an institutional lender, by way of security, without consent and Sedgman Canada agrees it will execute and deliver such consents and other agreements as such lender may reasonably request in connection therewith.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


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
ATTEST:                                 SEDGMAN CANADA COMPANY


                                        BY: /s/ Michael F. Placha
/s/ Melissa J. Englesberry                  ------------------------------------
-------------------------------------   ITS: President


ATTEST:                                 SEDGMAN, L.L.C.


                                        BY: /s/ Larry A. Walter
/s/ Melissa J. Englesberry                  ------------------------------------
-------------------------------------   ITS:
                                             -----------------------------------


ATTEST:                                 FALLS MOUNTAIN COAL INC.


                                        BY: /s/ Graham Mackenzie
                                            ------------------------------------
-------------------------------------   ITS: President and CEO


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
                         SCHEDULE 1 -- SCOPE OF SERVICES

1.   FALLS MOUNTAIN

                             SEDGMAN CONTRACT - 2342

1.0  EXECUTIVE SUMMARY

     Falls Mountain has selected Sedgman to construct new Coal Preparation Plant at their Willow Creek Mine located in northeast British Columbia. The Project site is approximately 45 km west of Chetwynd, British Columbia. The new preparation plant will be capable of processing 450 ton per hour (TPH) of run-of-mine coal produced from the open-pit Willow Creek Mine. Existing facilities include primary and secondary crushers, a crushed coal stockpile and rail loadout bin. Using the information provided by Falls Mountain in their request for proposal and data obtained from the summary technical report of the Willow Creek property dated September, 2002, prepared by Norwest, Sedgman has prepared a flowsheet and capital cost for the following plant processing configuration:

Option          Facility Description
------          --------------------
Base proposal   50mm x 13mm full processing, heavy media 13mm x 0.15mm partial processing, heavy media, spirals 0.15mm x 0 belt filter press dewater

1.1  SYSTEM PARAMETERS

     Falls Mountain requested Sedgman to provide a turnkey bid proposal for a preparation facility capable of processing crushed, run-of-mine coal (primary or secondary crushing) at a rate of 450 tons per hour. Specific design requirements provided by the Owner include:


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     -    Raw Coal Feed Source(s)

          - PCI and metallurgical coal produced from the Willow Creek open-pit mine (central and north pit areas).

          -    Coal Seam Nos. 1, 2, 3, 4, 5, 6, 7 and Seam A.

     -    Plant Design Capacity

          Size       TPH   Process Facility
          ----       ---   ----------------
          50mm x 0   450   Heavy Media Cyclone, Water Only/Spiral

     -    Operating Mode

          -    6,500 hours/year

     -    Climate

          -    Minus 48 degrees Celsius to plus 32 degrees Celsius

     -    Product Specifications

          -    Washed Coal/Bypass Product

                   MAXIMUM
                 ----------
     Moisture:     8%
     Ash:        8.5% (dry)

     -    Plant Site

          -    Adjacent to secondary crusher building

     -    Environmental Permits and Building Permits

          -    Provided by Falls Mountain

     -    Ancillary Facilities


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          -    Site preparation, electrical power supply, water supply and communications are provided by Owner.

     -    Additional Wash Plan Requirements

          - Ability to bypass a variable portion of the plant feed while operating

          - Option for tailings disposal to either ponds or belt press for dewatering

          -    PLC control, automated density control

          -    Sample points for product and waste streams

          -    Optional on-line ash analyzer

          -    Provisions to allow an increase to 600 tons per hour feed rate

1.2  PREPARATION PLANT DESIGN

1.2.1 FACILITY CAPACITY

     The new Preparation Plant will process the 50mm x 0 raw coal product from the secondary crusher. Sedgman will modify the existing crusher discharge to allow the 50mm x 0 crushed coal to be delivered to the plant feed conveyor at a rate of 450 tph. Using the size consist data provided, Sedgman determined that the 13mm x 0 size will range from 55 to 65 percent of the plant feed.

     Based upon a review of the data provided and discussion with Falls Mountain, Sedgman is proposing the following process circuitry to meet product quality specifications:


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     Base Proposal -- 50mm x 0 Processing; Flowsheet Drawing No. 2342-0102

     Size                 Circuit                      Processing
     ----                 -------                      ----------
50mm x 13mm      Heavy Media Cyclone         100% Processing
13mm x 1.5mm     Heavy Media Cyclone         Variable, up to 80% Processing
13mm x 0         Bypass                      Variable, up to 100% bypass of
                                             13mm x 0
1.5mm x 0.15mm   Water-Only Cyclone/Spiral
0.15mm x 0       Belt Filter Press           Dewater 100% of 0.15mm x 0

     The flowsheet configuration developed by Sedgman allows Falls Mountain to process the run-of-mine coal at a 450 TPH feed rate. Depending upon run-of-mine quality characteristics, in-seam ash, percent dilution, washability characteristics and size consist, the weight percentage of raw coal bypassed to the clean coal product during coal washing will vary from
     <20 percent of the plant feed up to 65 percent of the plant feed.

1.2.2 PLANT LOCATION

     The new Preparation Plant Facility will be located adjacent to the existing secondary crushing tower. The plant location will be in general accordance with the general site building plan drawing 04318-100-300 prepared by Westmar Consulting Engineers. Sedgman considers this location preliminary, with the final location to be adjusted based upon final contours, existing conveyor profiles and Falls Mountain requirements.

1.2.3 SCOPE OF SUPPLY -- PLANT AND MATERIAL HANDLING

     The following items have been included in the Sedgman capital cost estimate for the base and alternate bid proposals.

     -    Base Proposal


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
          - Plant Feed Conveyor and bypass chute arrangement connecting existing secondary crusher discharge with new preparation plant.

          -    450 TPH Preparation Plant-- Partial to Full Washing

          - Raw fine coal bypass (13mm x 0) return to new plant clean coal conveyor

          -    Refuse conveyor and 75 ton refuse bin

          - Clean coal conveyor connecting new plant with existing crushed coal transfer conveyor

          - Refuse thickener with two 3.0 meter wide belt presses to dewater the 0.15mm x 0 thickener underflow

          - Provisions for sampling of feed and product streams and alternate for ash analyzer

2.0  PROCESS DESCRIPTION

     A base bid process configuration, including 0.15mm x 0 refuse fines dewatering and disposal, is detailed in this Proposal.

2.1  OWNER-SUPPLIED DATA

     Falls Mountain has provided Sedgman with current size and washability data. The size and washability data provided was collected from production samples of seam 6 and seam 7.

2.2  MINE PLAN

     Falls Mountain has indicated that the bulk of their production from 2005-2007 will be from Seam 7 (40%-50%), Seam 6 (20%) and the balance from Seams 1-4 (30%-40%). Production during this period will be primarily from the Willow Creek central pit.

2.3  RAW COAL SIZE DISTRIBUTION

     The raw coal size distribution provided by Falls Mountain is summarized below. Sedgman believes that the current size consist will degrade to finer size consist when Falls Mountain begins mining seams 1-5 in the central and north pit areas. The finer size consist shown as future size consist reflects coals with an HGI index of 80-95.

 Size (mm)   Seam 6-7 Wt.%   Projected Size(1) Wt.%
 ---------   -------------   ----------------------
  50 x25          28.7                 11.0
  25 x 10         20.2                25.53
  10 x 6           7.4                 7.97
   6 x 2          13.6                 20.4
   2 x 1           8.7                  7.6
  1 x 0.5          7.6                  8.6
0.5 x 0.15         6.4                 9.45
   -0.15           7.4                 9.45
                 100.0                100.0

2.4  WASHABILITY

     Falls Mountain provided washability data for seams 6, 7 and "A" seam. This data used for plant design is summarized in the table below:

----------
1 "'Projected size consist reflects coals to be mined with HGI index ranging from 80-95 HGI.

                                    TABLE 2.1

                                    +6MM SIZE

 Size/Spec. Gravity      Seam 6 (1)        Seam 7          Seam A
--------------------   -------------   -------------   -------------
    Sink       Float   Wt. %   Ash %   Wt. %   Ash %   Wt. %   Ash %
    ----       -----   -----   -----   -----   -----   -----   -----
Float - 1.30            4.22    3.11   60.06    2.49   40.78    6.91
1.30 - 1.50            66.05    5.37   23.14    4.16   14.28   11.12
1.50- 1.70             16.51   22.36    1.32   37.11    9.93   30.65
1.70 - 1.80             3.94   31.07    1.27   47.54    1.96   46.70
1.80 - Sink             9.29   57.66   14.21   87.38   33.05   80.87

(1)  WASHABILITY DATA FOR +3.0MM SIZE

                                    TABLE 2.2

                         FALLS MOUNTAIN WASHABILITY DATA

                                6MM X 0.5MM SIZE

 Size/Spec. Gravity      Seam 6 (1)        Seam 7          Seam A
--------------------   -------------   -------------   -------------
    Sink       Float   Wt. %   Ash %   Wt. %   Ash %   Wt. %   Ash %
    ----       -----   -----   -----   -----   -----   -----   -----
Float - 1.30           17.13    1.78   59.72    1.46   41.06     2.1
1.30 - 1.50             61.4    3.34   28.78    4.33   36.44    9.56
1.50 - 1.70             8.49   22.96    1.95   31.95    6.76   27.01
1.70 - 1.80             1.92    33.8    0.76   48.74    1.32   36.09
1.80 - Sink            11.06   62.71    8.79   73.96   14.32    82.2

(1)  WASHABILITY DATA FOR +3.0 X 0.5MM SIZE

                                    TABLE 2.3

                         FALLS MOUNTAIN WASHABILITY DATA

                                0.5 X 0.15MM SIZE

 Size/Spec. Gravity        Seam 7          Seam A
--------------------   -------------   -------------
    Sink       Float   Wt. %   Ash %   Wt. %   Ash %
    ----       -----   -----   -----   -----   -----
Float - 1.30           45.88    1.46   57.03    2.24
1.30 - 1.50            44.82    4.33   28.12    9.04
1.50- 1.70               2.8   31.95    4.04   31.08
1.70 - 1.80             0.59   48.74    0.98   45.11
1.80 - Sink             5.91   73.96    9.83   75.37

2.5  CLEAN COAL PRODUCT SPECIFICATIONS

     Falls Mountain has provided the following clean coal quality specifications for the wash plant output:

Wash Plant Product     Maximum
------------------   ----------
Moisture:            8.0%
Ash:                 8.5% (dry)

     The wash plant product is the combined output of bypassed raw coal fines (13mm x 0) combined with 50 x 0.15mm wash coal to meet the quality specifications.

4.0  CLARIFICATIONS AND DUTIES

4.1  CLARIFICATIONS AND DUTIES OF SEDGMAN CANADA

     - Sedgman Canada shall install all the Equipment, as defined in the Purchase and Sale Agreement, at the Plant.

     - Sedgman Canada shall provide all on-site services required for the installation of the Equipment, including inspection, surveying, design and construction services as required.

     - Sedgman Canada will provide engineering services and technical assistance as may be required to fully install and commission the Equipment and achieve Mechanical Completion in accordance with the Schedule of Services.

     - Sedgman Canada will at its cost provide one week of on-site training of Falls installed and operational. Such training may occur during the time of commissioning leading to Mechanical Completion.

     - Sedgman assumes the Owner's existing equipment is in proper working condition and no mechanical repairs are necessary.

     - No sales or use taxes are included in the Proposal. All such taxes will be the Owner's responsibility.

     - Sedgman assumes a two (2) working day Owner drawing approval turnaround, with only one (1) review stage.

     -    Our price is based on non-union wages, work rules and productivity.

     - No field work would be performed if temperatures fall below 20 degrees above zero Fahrenheit, unless we would be compensated for the added cost of providing winter protection.

     - No concrete would be poured below 25 degrees above zero when the temperatures are holding or falling, unless we would be compensated for added cost for winter protection.

     - Climbing to erect steel would be stopped when ice or frost is on the same.

     - Unusual amount of snow or rain would be reason for schedule extensions.

     - Excessive high winds would be reason for requesting extension of time for doing sheeting work, erection, or concrete forms.

     - Sizes of items and equipment (except for major equipment) stated in this proposal are for comparison purposes only and actual size requirements are subject to final engineering design.

     -    A full-time in-field erection supervisor will be supplied.

     -    All primary power will be provided by Owner.

4.2  DUTIES OF OWNER

     -    Supply all primary power and electrical transformers

     -    All necessary building permits.

     - Initial field engineering services providing benchmark elevations and reference centerlines.

     - Adequate all-weather access road to and throughout the construction site and to the ground storage area for construction materials.

     -    Road construction for all permanent access roads.

     - Adequate construction power consisting of 575 volt, 3 phase, 60 cycle, alternating current to temporary load centers with devices suitable for the Contractor's electrical connections at a convenient location.

     -    3 phase, 60 cycle, primary permanent service as specified.

     -    Lubricants for all equipment.

     -    Furnish a disposal site for debris within 5,000 ft. of the plant site.

     - Provide adequate storage area and parking within 1,000 ft. of construction site.

     - Furnish any and all environmental pollution controls and other safety devices required by law.

     -    Furnish all required security, including both personnel and fencing.

     -    Furnish water supply suitable for construction.

     - Provide site for office and equipment trailers for Sedgman and subcontractors.

     - Provide two (2) operating telephone lines to within 50 ft. of the site for exclusive use of contractor.

     - Furnish personnel needed for operating the proposed facility during testing/commissioning period and any certified personnel, as may be required by mandatory safety requirements.

     -    Payment of all sales and use taxes associated with the project.

     - Provide any required erosion control and surface drainage excluding normal construction water from our own excavation.

                         SCHEDULE 2 -- FEES AND PAYMENT

1.   PRICE FOR SERVICES

     Subject to the provisions of this Schedule, Falls Mountain shall pay Sedgman Canada for the Services on a progress basis in accordance with the following table (U.S. Dollars):

                               3/31/05   4/30/05   5/31/05   6/30/05   7/31/05   8/31/05   9/30/05      TOTAL
                               -------   -------   -------   -------   -------   -------   -------   ----------
ENGINEERING
Process Design & Project
   Mgt                           30%       25%      12.5%      7.5%      7.5%      7.5%       10%       453,648
Civil/Structural Electrical      15%       70%        15%                                               283,350

CONSTRUCTION
Mobilization/Demobilization                75%                                                25%        40,000
Foundations                                70%        20%       10%        0         0         0        107,741
Structural Steel                                                                                              0
Equipment Installation                      5%        10%       25%       30%       20%       10%     1,360,944
Electrical                                  0         10%       20%       30%       30%       10%       453,648
Siding & Roofing                            0                                       10%       90%        85,059
Mechanical Completion                       0                                                100%        17,000

COMMISSIONING                                                                                I00%        13,000

Total                                                                                                $2,814,390

     The above table amounts are independent of the bonus and deduction schedule.

     It is expected that the Services will be performed in accordance with the percentages set out in the above table. If the actual percentage of Services performed by the date indicated is different from the percentage shown in the above table, Falls Mountain shall pay Sedgman based on the actual percentage.

     On a monthly basis, Sedgman shall submit invoices to Falls Mountain. Invoice payment shall be made by Falls Mountain within 30 calendar days following receipt.

2.   BONUS AND DEDUCTION SCHEDULE

     In addition to the Price set out in section 1 of this Schedule, the following bonus and deduction schedule shall apply for early or late completion, as the case may be. The bonus or deduction is based on the achievement of Mechanical Completion. If

     Mechanical Completion is achieved by or between the dates set out below (each day shall start at 1:00 am and end at 12:59:59 midnight of the day listed), then the applicable bonus payment (or deduction) will apply:

                                           Bonus Payment or (Deduction) ($US)
                                              (200,000) plus an additional
          Mechanical Completion            deduction of (10,000) per day for
          After January 2, 2006              each day after January 2, 2006
          ---------------------            ----------------------------------
December 26, 2005 to January 2, 2006                     (200,000)
December 19, 2005 to December 25, 2005                   (140,000)
December 13, 2005 to December 18, 2005                    (80,000)
December 6, 2005 to December 12, 2005                     (20,000)
November 29, 2005 to December 5, 2005                      40,000
November 22, 2005 to November 28, 2005                    100,000
November 15, 2005 to November 21, 2005                    175,000
November 8, 2005 to November 14, 2005                     250,000
November 1, 2005 to November 7, 2005                      325,000
October 25, 2005 to October 31, 2005                      400,000
October 18, 2005 to October 24, 2005                      475,000
October 11, 2005 to October 17, 2005                      550,000
October 4, 2005 to October 10, 2005                       625,000
September 27, 2005 to October 3, 2005                     700,000
September 20, 2005 to September 26, 2005                  760,000
September 13, 2005 to September 19, 2005                  820,000

September 7, 2005 to September 12, 2005                   880,000
August 30, 2005 to September 6, 2005                      940,000
On or before August 29, 2005                            1,000,000

     The bonus payment (or deduction) is due 10 days after Mechanical Completion. Falls Mountain may deduct and set off any deduction from payments owning by Falls Mountain to Sedgman Canada.

3.   PAYROLL BURDEN AND OVERHEAD

     All costs of any kind, including all labour, equipment, materials and supplies, and expenses, disbursements and costs of consultants and contractors, and all direct and indirect costs, as may be required to perform the Services are included in the Price for Services as set out in this Schedule. These prices also include:

     - Provisions for vacation, public holiday, sick leave, payroll taxes, and insurance premiums, group or other life insurance, pension, retirement, etc.

     -    General accounting.

     -    Home office overheads.

     -    Transportation, lodging, and subsistence.

     -    Insurance as required

     -    Financing costs and profit

4.   SCHEDULE OF RATES

     The following schedule of rates applies to any variation Falls Mountain may approve during the course of the provision of the Services ($US):

                           HOURLY RATE
     CLASSIFICATION       STRAIGHT TIME
     --------------       -------------
Project Management           $125.00
Process Design Engineer      $115.00
Civil Design Engineer        $105.00
Estimator                    $ 90.00
Lead Project Engineer        $ 90.00
Purchasing                   $ 85.00
Project Engineer             $ 80.00
Drafter/Cad Operator         $ 75.00
Checker                      $ 75.00
Administrative/Clerical      $ 65.00

5.   INFLATION INDICATORS

     The Base Price was calculated based on the following estimated prices in U.S. Dollars for delivered steel components:

Structural Steel                  $1.38/lb.
Galvanized Stair Treads           $38.00/each
1-1/4 x 3/16 Galvanized Grating   $14.50/sq. ft.
Platework (without liners)        $1.30/lb.
1 in. ceramic liners              $43.00/sq. ft.
1/2 in. ceramic liners            $34.00/sq. ft.
1 in. stonehard liner             $16.00/sq. ft.
Conveyor bents                    $1.15/lb.
Conveyor stringers:               $1.20/lb.

Conveyor trusses:                 $1.18/lb.
Conveyor skirtboards              $1.54/lb.
Guards:                           $3.00/lb.
Truss Corbels                     $1.50/lb.
Conveyor sheeting hoops           $2.38/lb.
Counter weights                   $0.75/lb.
Miscellaneous steel items         $1.38/lb.

If the actual price for any individual line item in the above table is more than 10% of the price indicated, then Sedgman Canada shall be entitled to 50% of the additional cost on providing Falls Mountain with substantiation of the additional cost and verification that the prices in the above table were reasonable estimates of market value at the time.

If the actual price for any individual line item in the above table is less than the price indicated, then Falls Mountain is entitled to a deduction of the Base Price in that amount.